Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

CNS Pharmaceuticals, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	(1)	Other	9,793,479	$4.8075	$47,082,150.29	0.0001381	$6,502.05

Total Offering Amounts:							$47,082,150.29		6,502.05
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$6,502.05

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder for the Selling Shareholders include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low prices for a share of the registrant’s common stock as reported on the Nasdaq Capital Market on May 18, 2026.

Consists of 650,000 shares of common stock and 9,143,479 shares of common stock issuable upon exercise of Pre-Funded Warrants, which shares are offered for resale by the Selling Shareholders named in the prospectus.